Exhibit 5.1

50 WEST LIBERTY STREET SUITE 510 RENO, NV 89501 775.785.5440 P 775.785.5441 F

May 17, 2022

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re:	Prospectus Supplement

Ladies and Gentlemen:

We have acted as LiqTech International, Inc.’s (the “Company”) special counsel in connection with the Prospectus Supplement and related Prospectus (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2022 under Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), which supplements the registration statement on Form S-3 (No. 333-262604) filed with the Commission on February 9, 2022 under the Securities Act, as amended by the Pre-Effective Amendment No. 1 to Form S-3 filed with the Commission on April 28, 2022 and declared effective by the Commission on May 12, 2022 (collectively, the “Registration Statement”). The Prospectus Supplement and the Registration Statement will collectively be referred to in this opinion letter as the Registration Statement.

The Prospectus Supplement relates to registration of the following securities to be sold by the Company to Lake Street Capital Markets, LLC and Joseph Gunnar & Co., LLC (collectively, the “Underwriters”) pursuant to the Underwriting Agreement dated May 12, 2022 (the “Agreement”) between the Company and the Underwriters: (i) an aggregate of 15,635,850 authorized but unissued shares (the “Firm Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) 30,425,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.001 per share, and (iii) an option granted to the Underwriters to purchase up to 6,900,000 additional shares of Common Stock (the “Option Shares”). The Firm Shares and any Option Shares purchased pursuant to the Agreement are collectively referred to in this opinion letter as the “Shares.” Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering this opinion, we have examined the Agreement, the Company’s articles of incorporation, as amended, bylaws, as amended, the resolutions by the Company’s board of directors (the “Board”) dated May 10, 2022, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, (iv) the conformity to authentic documents of all documents submitted to us as copies, and (v) that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares and Warrant Shares issued after the date of this letter. We have not verified any of these assumptions.

ALBUQUERQUE     BOISE     DALLAS     DENVER     LAS VEGAS     LOS ANGELES     LOS CABOS     ORANGE COUNTY
PHOENIX     PORTLAND     RENO     SALT LAKE CITY     SAN DIEGO     SEATTLE     TUCSON     WASHINGTON, D.C.

LiqTech International, Inc.
May 16, 2022

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that:

1.	Upon payment therefor and issuance and delivery thereof in accordance with the Agreement, the Shares will be validly issued, fully paid and non-assessable; and

2.

Following (i) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Agreement, (ii) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Company’s Board of Directors or its Pricing Committee, (iii) exercise of the Pre-Funded Warrants pursuant to their terms, (iv) receipt by the Company of the exercise price for the Pre-Funded Warrant Shares as specified in the Pre-Funded Warrants, and (v) issuance of the Pre-Funded Warrant Shares pursuant to the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Prospectus Supplement or a Form 8-K related to the Agreement and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.